NewsLine
August 5, 2011

TO ALL MEMBERS:

FHLBANK SYSTEM CAPITAL ENHANCEMENT AGREEMENT AND
CAPITAL PLAN AMENDED BY REGULATOR,
AS REFCORP OBLIGATION IS SATISFIED

I am pleased to announce that the Federal Home Loan Bank System Joint Capital Enhancement Agreement (Agreement), as approved by each of the 12 individual Federal Home Loan Banks (FHLBanks) and announced to our membership on March 1, 2011, has been approved as amended by the Federal Housing Finance Agency (FHFA). In a separate announcement today, the FHFA recognized the FHLBanks’ satisfaction of its required Resolution Funding Corporation (REFCORP) obligation, and amended the FHLBanks’ corresponding capital plans to implement the provisions of the amended Agreement.

Under the Agreement, every FHLBank will reserve 20 percent of its earnings in a restricted retained earnings account. The amount is similar to what had been required for the expiring REFCORP assessments. The new, restricted retained earnings account of each FHLBank will be modeled in concept on the legal reserve that the FHLBanks were required to establish and maintain before the enactment of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA) legislation.

This Agreement was amended to reflect changes to the definition of an automatic termination event, provisions for determining whether such event has occurred, and modifications to the provisions regarding the release of restricted retained earnings if the Agreement is terminated.

For more information, please refer to today’s 8-K filing for a copy of the Agreement and the FHLBank’s amended Capital Plan.

Thank you for your continued support of the FHLBank. If you have any questions on the finalized initiative, please do not hesitate to contact me.

David H. Hehman
President and CEO

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
This notice contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements related to the potential benefits of the Agreement. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “intended,” expected,” “should,” “will,” “estimates,” “suggests,” “could” and “may” or their negatives or other variations on these terms. The Bank cautions that by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory actions, future operating results and legislative or regulatory changes. We undertake no obligation to revise or update publicly any forward-looking statements for any reason